State of Delaware
Secretary of State
Division of Corporations
Delivered 10:30 AM 02/13/2006
FILED 10:20 AM 02/13/2006
SRV 060131684 - 3186931 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MRU HOLDINGS, INC.

MRU Holdings, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is MRU Holdings, Inc. An original Certificate of Incorporation was filed with the Secretary of State on March 2, 2000 under the name "Dr. Protein.com, Inc." This Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation in accordance with Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

2. The Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended and restated in its entirety as follows:

FIRST. The name of the Corporation is MRU Holdings, Inc.

SECOND. The address of the registered office of the Corporation in the State of Delaware is 2711 Centervile Road, Suite 400, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is the Corporation Service Company.

THIRD. The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. This Corporation shall have authority to issue Two Hundred and Twenty Five Million (225,000,000) shares of capital stock of which (i) Two Hundred Million (200,000,000) shares shall be Common Stock, par value $.001 per share ("**Common Stock**"), and (ii) Twenty-Five Million (25,000,000) shares shall be Preferred Stock, par value $.001 per share ("**Preferred Stock**"), of which Four Million Five Hundred Thousand (4,500,000) shares of which have been designated Series A Convertible Preferred Stock, par value $.001 per share, Twelve Million (12,000,000) shares have been designated Series B Convertible Preferred Stock, par value $.001 per share, and the remaining Eight Million Five Hundred Thousand (8,500,000) remain undesignated. Subject to the pre-emptive or preferential rights of any Preferred Stock set forth in this Certificate of Incorporation, the Corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

A. <u>COMMON STOCK</u>

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions, of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation, with each such share being entitled to such number of votes per share as is provided in this Article FOURTH.

3. Dividends. Subject to the preferential rights of the Preferred Stock, if any, and except as otherwise restricted by this Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

B. PREFERRED STOCK

The Board of Directors of this Corporation shall be, and hereby is, authorized and empowered, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(1) The number of shares that constitute such series and the distinctive designation of such series;

(2) The dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(3) Whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether such series shall have conversion privileges, and, if so, the terms and conditions of such conversion privileges, including provision for adjustment of the conversion rate, in such events as the Board of Directors shall determine;

(5) Whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date upon or after which those shares shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary in different circumstances and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such fund;

(7) The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of this Corporation, and the relative rights of priority, if any, of payment of shares of such series; and

(8) Any other relative rights, preferences and limitations of such series.

C. SERIES A CONVERTIBLE PREFERRED STOCK

1. Designation and Amount. Four Million Five Hundred Thousand (4,500,000) shares of the Twenty-Five Million (25,000,000) authorized shares of Preferred Stock of this Corporation are designated as shares of Series A Convertible Preferred Stock (the "**Series A Preferred**"). The Series A Preferred was issued at a purchase price equal to $3.50 per share (the "**Series A Original Issue Price**"). The holders of record of the Series A Preferred are sometimes referred to herein as the "**Series A Holders.**" Capitalized terms used herein without definition shall have the respective meanings given them in Section C(10) of this ARTICLE FOURTH.

2. Dividends.

(a) Subject to the preferential rights of the Series B Preferred designated in Section D of this ARTICLE FOURTH, the Series A Holders of record, as of the Series A Record Date (as defined below) therefor, shall be entitled to receive, out of funds legally available therefor, cumulative dividends on the Series A Preferred at a rate equal to (i) $0.245 per annum per share (equivalent to 7% of the Series A Original Issue Price annually) through the first anniversary of the Series A Original Issue Date and (ii) $0.14 per annum per share (equivalent to 4% of the Series A Original Issue Price annually) thereafter (collectively the "**Series A Dividend Rate**"), payable annually in additional shares of the Series A Preferred. Shares of Series A Preferred issued as dividends will be valued at the Series A Original Issue Price.

(b) Prior to each Series A Dividend Payment Date (as defined below in this section), this Corporation shall (1) give notice to the Series A Holders on or any time prior to the applicable Series A Dividend Payment Date of this Corporation's election to exercise such right and (2) deliver, or cause to be delivered, by the third Trading Day after such Series A Dividend Payment Date to each Series A Holder of record at the close of business on the Record Date for such dividend a stock certificate that evidences the number of shares of Preferred Stock arrived at in accordance with Section 2(a).

Shares of the Series A Preferred issued in payment of dividends on the Series A Preferred pursuant to this Section shall be, and for all purposes shall be deemed to be, validly issued, fully paid and nonassessable shares of Series A Preferred of this Corporation and shall be entitled to receive and be paid dividends in accordance with this Section C(2); the issuance and delivery thereof is hereby authorized; and the dispatch in full thereof will be, and for all purposes shall be deemed to be, payment in full of the cumulative dividends to which holders are entitled on the applicable Series A Dividend Payment Date.

(c) All dividends shall accrue on any given share of Series A Preferred from the most recent date on which a dividend has been paid with respect to such share of Series A Preferred or, if no dividends have been paid, from the date of original issuance of such share of Series A Preferred. All dividends shall accrue from day to day, whether or not declared, based on the actual number of days elapsed and shall be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each a "**Series A Dividend Payment Date**"), commencing on April 1, 2005; *provided,* that if a Series A Dividend Payment Date is not a Trading Day, then the dividend shall be payable on the first immediately succeeding Trading Day, and *further provided*, that in the event of a Distribution or Fundamental Change, all accrued dividends shall be paid prior to such Distribution or Fundamental Change, regardless of whether the date on which such dividends are paid is a Series B Dividend Payment Date. Dividends shall be paid to the holders of record of the Series A Preferred as their names appear on the stock transfer records of this Corporation on the date (the "**Series A Record Date**") designated by the Board of Directors as the date of record for the payment of such dividend; and, *further provided,* that such Series A Record Date may not precede the date upon which the resolution fixing the Series A Record Date is adopted and may not be more than sixty (60) days prior to the Series A Dividend Payment Date.

(d) The Series A Preferred shall participate on an as-converted basis in any dividend declared or paid with respect to the Common Stock, other than dividends paid solely in additional shares of Common Stock for which an adjustment to the Series A Conversion Value has been made in accordance with Section C(5)(e) of this ARTICLE FOURTH.

(e) No dividends may be paid or set apart for such payment on any Series A Junior Securities (as defined below) and no Series A Junior Securities may be repurchased or otherwise retired for value nor may funds be set apart for payment with respect thereto, if dividends have not been paid in full on the Series A Preferred as provided in this Section C(2); *provided,* that this Corporation may repurchase Series A Junior Securities (i) in the open market from time to time as and to the fullest extent permitted by Rule 10b-18 promulgated under the Exchange Act, or corresponding rule from time to time in effect, and (ii) in a private purchase or in an "**issuer tender offer**" as defined in Rule 13e-4 under the Exchange Act from

time to time so long as such repurchases do not exceed ten percent (10%) of the then outstanding shares of Junior Stock.

3. Rank. The Series A Preferred shall rank (i) junior to (a) the Series B Preferred and (b) any additional class or series of capital stock that has been approved as senior to the Series A Preferred by the Series A Majority Holders (the Series B Preferred and any such addition classes or series, collectively, the "**Series A Senior Securities**"), and (ii) senior to (a) all shares of the Common Stock and (b) any additional class or series of capital stock of this Corporation hereafter created other than those approved as being senior to the Series A Preferred by the Series A Majority Holders (the Common Stock and any such additional classes or series of capital stock, collectively, the "**Series A Junior Securities**"), in each case, as to any distribution of assets upon any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "**Distributions**").

4. Liquidation Preference.

(a) If any Distribution, occurs, the Series A Holders shall be entitled to receive, prior in preference to any Distribution to the holders of the Series A Junior Securities but subject to any prior right of the Series A Senior Securities to receive Distributions, an amount per share equal to the greater of (i) the Series A Original Issue Price, together with unpaid and accrued dividends (whether or not earned or declared) on the Series A Preferred or (ii) the amount that the Series A Holders would be entitled to receive if such Series A Holder had converted such Holder's Series A Preferred to Common Stock pursuant to Section C(5)(f) . If, after payment in full of any amounts due the creditors of this Corporation and the Series A Senior Securities, upon any such Distribution the assets available to be distributed to the Series A Holders shall be insufficient to pay to the Series A Holders the full preferential amounts due to the Series A Holders, then the entire assets of this Corporation legally available for distribution shall be distributed among the Series A Holders pro rata.

(b) Upon the completion of the Distributions referred to in and required by Section C(4)(a), if assets remain in this Corporation, they shall be distributed to holders of Series A Junior Securities and any Series A Senior Securities with a right to participate therein, ratably on an as converted basis, in accordance with this Certificate of Incorporation, including any duly adopted certificate(s) of designation.

(c) At the option of each Series A Holder, (i) a sale, conveyance or disposition of all or substantially all the assets of this Corporation to any entity other than an Affiliate of this Corporation (a "**Liquidating Transaction**") or (ii) any Fundamental Change shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section C(4); *provided*, that any Liquidating Transaction or any Fundamental Change that a Series A Holder elects in writing not to treat as a liquidation, dissolution or winding up of this Corporation shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section C(4)(c), but instead shall be subject to Section C(5)(f). Any Series A Holder as to which any Liquidating Transaction or any Fundamental Change is treated as a liquidation, dissolution or winding up of this Corporation under this Section C(4)(c) is referred to herein as a "**Series A Liquidating Holder.**"

(d) Prior to the closing of a transaction described in Section C(4)(c) which would constitute a Liquidating Transaction or a Fundamental Change, this Corporation shall either (i) make all cash distributions it is required to make to the Series A Liquidating Holders pursuant to the first sentence of Section C(4)(a), (ii) set aside sufficient funds from which the cash distributions required to be made to the Series A Liquidating Holders can be made or (iii) establish an escrow or other similar arrangement with a third party pursuant to which the proceeds payable to this Corporation from a sale of all or substantially all the assets of this Corporation will be used to make the liquidating payments to the Series A Liquidating Holders immediately after the consummation of such sale. If this Corporation has not fully complied with any of the foregoing alternatives, this Corporation shall either: (x) cause such closing to be postponed until such cash distributions have been made or (y) cancel such transaction, in which event the rights of the Series A Holders or other arrangements shall be the same as existing immediately prior to such proposed transaction.

5. Conversion. The holders of Series A Preferred have conversion rights (the "**Series A Conversion Rights**") as follows:

(a) Right to Convert. At any time after the date of issuance of such share of Series A Preferred, each share of Series A Preferred shall be convertible into a share or shares of Common Stock at the office of this Corporation or any transfer agent for the Series A Preferred, without the payment of any additional consideration at the option of the Series A Holder thereof, into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Series A Original Issue Price by the conversion value per share in effect for each share of Series A Preferred (the "**Series A Conversion Value**") at the time of conversion. The Series A Conversion Value shall initially be equal to the Series A Original Issue Price and shall be adjusted from time to time pursuant to the provisions of Section C(5)(d) and Section C(5)(e) and shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock into which a share of Series A Preferred is convertible is hereinafter referred to as the "**Series A Conversion Rate.**"

(b) Mechanics of Conversion.

(i) Before any holder of Series A Preferred shall be entitled to convert such shares into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred, as the case may be, and shall give written notice to this Corporation at such office that such holder elects to convert the same. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to such holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, this Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Value.

(iii) This Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred pursuant to this Section C(5). This Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involving the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to this Corporation the amount of any tax or has established, to the satisfaction of this Corporation, that such tax has been paid.

(c) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, this Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(d) Adjustments to Series A Conversion Value for Dilutive Issuances.

(i) No Adjustment of Conversion Price. No adjustment in the Series A Conversion Value shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by this Corporation is less than the Series A Conversion Value in effect on the date of, and immediately prior to, such issue. No adjustment in the Series A Conversion Value shall be made pursuant to Section C(5)(d)(iv) as a result of any stock dividend or subdivision which causes an adjustment in the Series A Conversion Value pursuant to Section C(5)(e) or any event which is subject to the provisions of Section C(5)(f).

(ii) Deemed Issuance of Additional Shares of Common Stock. If this Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, that Additional Shares of Common Stock shall not be deemed to have been issued

unless the consideration per share (determined pursuant to Section C(5)(d)(iv)) of such Additional Shares of Common Stock would be less than the Series A Conversion Value in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and *provided, further,* that in any case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in the Series A Conversion Value shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to this Corporation, or any increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Value computed upon the original issue of such Options or Convertible Securities (or upon the occurrence of a record date with respect to the issuance of such Options or Convertible Securities), and any subsequent adjustments based thereon shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

(C) on the expiration or cancellation of any Options or the termination of the right to convert or exchange any Convertible Securities which shall have not been exercised, if the Series A Conversion Value shall have been adjusted upon the original issuance of such Options or Convertible Securities or shall have been subsequently adjusted pursuant to clause (B) above, the Series A Conversion Value shall be recomputed as if:

(1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by this Corporation for the issuance of all such Options, whether or not exercised, plus the consideration actually received by this Corporation upon such exercise, if any, or for the issuance of all such Convertible Securities, whether or not actually converted or exchanged, plus the consideration actually received by this Corporation upon such conversion or exchange, if any; and

(2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise of such Options were issued at the time of issuance of such Options and the consideration received by this Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by this Corporation for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by this Corporation upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clauses (B) and (C) above shall have the effect of increasing the Series A Conversion Value to an amount which exceeds the lower of (i) the Original Purchase Price and (ii) the Series A Conversion Value that would have resulted from any issuance of Additional Shares of Common Stock between the Series A Original Issue Date and the date of such readjustment.

(iii) Adjustment of Series A Conversion Value Upon Issuance of Additional Shares of Common Stock. If this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C(5)(d)(ii)) without consideration or for a consideration per share less than the Series A Conversion Value in effect on the date of and immediately prior to such issuance, then and in such event, the Series A Conversion Value shall be reduced, concurrently with such issuance, to a price (calculated to the nearest one cent) determined by dividing (A) an amount equal to the sum of (w) the number of shares of Common Stock outstanding immediately prior to such issue (determined on a fully-diluted basis; i.e., treating as issued and outstanding all shares of Common Stock issuable upon exercise, exchange or conversion of all outstanding options (to the extent then vested or exercisable), warrants or other securities exercisable or exchangeable for or convertible into, directly or indirectly, shares of Common Stock) multiplied by the then existing Series A Conversion Value, plus (x) the consideration, if any, received by this Corporation (or deemed to have been received by this Corporation) upon such issue of Additional Shares of Common Stock, by (B) the sum of (Y) the number of shares of this Corporation's issued and outstanding Common Stock on a fully-diluted basis immediately before the issuance of such Additional Shares of Common Stock and (z) the number of shares of Additional Shares of Common Stock that were issued (or deemed to have been issued) in the transaction to which this Section C(5)(d)(iii) applies. Notwithstanding the foregoing provisions of this Section, if the operation of the foregoing provisions shall result in a new Series A Conversion Value which is less than or equal to the price paid or deemed to have been paid for such Additional Shares of Common Stock (the "**Additional Shares Issue Price**"), then the new Series A Conversion Value shall be the amount which is $0.001 more than the Additional Shares Issue Price. If such Additional Shares of Common Stock are issued for no consideration, then the Additional Shares Issue Price shall be deemed to be $0.001.

(iv) Determination of Consideration. For purposes of this Section C(5)(d), the consideration received by this Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by this Corporation;

(2) insofar as it consists of securities (i) if the securities are then traded on a national securities exchange or an Alternative Stock Exchange, then the value shall be computed based on the average of the closing prices of the securities on such exchange or system over the 30-day period ending three days prior to receipt of such securities by this Corporation, (ii) if the securities are actively traded over-the-counter, then the value shall be computed based on the average of the closing bid prices over the 30-day period ending three

days prior to the receipt of such securities by this Corporation, and (iii) if there is no active public market, then the value shall be computed based on the fair market value thereof on the date of receipt of such securities by this Corporation, as determined in good faith by the Board of Directors;

(3) insofar as it consists of property other than cash and securities, be computed at the fair market value thereof at the time of such issuance, as determined in good faith by the Board of Directors; and

(4) if Additional Shares of Common Stock are issued together with other shares or securities or other assets of this Corporation for consideration which covers both, be the proportion of such consideration so received for such Additional Shares of Common Stock, computed as provided in clauses (A)(1), (A)(2) and (A)(3) of this Section C(5)(d)(iv), in each case as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by this Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section C(5)(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing

(1) the total amount, if any, received or receivable by this Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to this Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(2) the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustment to the Conversion Value due to Stock Split, Stock Dividend or Other Similar Event. If, prior to the conversion of all the Series A Preferred, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend or other similar event (but not including any increase due to the conversion of any shares of Series B Preferred), the Series A Conversion Value shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Series A Conversion Value shall be proportionately increased.

(f) Adjustment Due to Consolidation, Merger, Exchange of Shares, Recapitalization, Reorganization or Other Similar Event. If, prior to the conversion of all the Series A Preferred, (i) there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock of this Corporation shall be changed into the same or a different number of shares of the

same or another class or classes of stock or securities of this Corporation or another entity, or (ii) there occurs a sale of all or substantially all of this Corporation's assets that is not deemed to be a liquidation, dissolution or winding up of this Corporation pursuant to Section C(4)(c), then the Series A Holders thereafter, subject to the rights of the Series B Preferred, shall have the right to receive upon conversion of the shares of Series A Preferred held by them, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, (i) such stock, securities and/or other assets which the Series A Holders would have been entitled to receive in such transaction had the Series A Preferred, together with all unpaid and accrued dividends thereon (whether or not earned or declared), been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Series A Holders to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Series A Conversion Value and the Series A Conversion Rate) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

(g) Certificates as to Adjustments. Upon each adjustment or readjustment of the Series A Conversion Value pursuant to Sections C(5)(d), (e) and (f) above, this Corporation at its expense promptly shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred a certificate of the Chief Financial Officer of this Corporation setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the then effective Series A Conversion Value, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each share of such Series A Preferred.

(h) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate to protect the Series A Conversion Rights against impairment.

6. Mandatory Conversion by Corporation.

(a) If:

(i) the shares of Common Stock to be issued on any mandatory conversion of shares of the Series A Preferred pursuant to this Section 6 are Freely Tradeable,

(ii) the Common Stock is listed on a Principal Market and trading on such market or exchange shall not have been suspended, or

(iii) no Series A Preferred Breach or any event which, with the notice or passage of time, or both, would become an Series A Preferred Breach has occurred and is continuing,

then this Corporation may, at its option, cause all of the outstanding Series A Preferred to be converted into shares of Common Stock, in accordance with Section C(6)(b), at any time and from time to time, if the Market Price of the Common Stock for any twenty (20) of any thirty (30) most recent consecutive Trading Days prior to the giving of the notice referred to in Section 6(c) below equaled or exceeds the Target Price;

(b) Each share of Series A Preferred plus the amount of any accrued and unpaid dividends thereon (whether or not earned or declared) on the Series A Preferred shall be converted into a number of shares of Common Stock equal to the Series A Conversion Rate.

Notwithstanding the preceding, this Corporation may, at its sole discretion but with the consent of the Series B Preferred, pay any or all of the accrued and unpaid dividends in cash. Subject to the provisions of the Delaware General Corporation Law, no fractional shares of Common Stock shall be issued on the mandatory conversion, but the number of shares shall be rounded up or down to the nearest whole number. The amount of any accrued and unpaid dividends that this Corporation elects to pay in cash shall be promptly sent to the holder thereof by means of check or other means provided by this Corporation.

(c) This Corporation shall give thirty (30) days notice of its intent to convert in accordance with this Section no later than five (5) calendar days from the end of the thirty (30) day period described above. Upon the giving of the notice referred to above, this Corporation shall be bound to convert the Series A Preferred as to which notice has been provided. During the 30-day notice period, holders of the Series A Preferred will retain their right to convert their shares of Series A Preferred in accordance with Section C(5).

7. Voting Rights. (a) Except as provided in Sections C(8), the Series A Holders shall have no voting power whatsoever except to the extent otherwise expressly provided by the Delaware General Corporation Law, and no Series A Holder shall vote or otherwise participate in any proceeding in which actions shall be taken by this Corporation or the stockholders thereof or be entitled to notification as to any meeting of the stockholders.

8. Protective Provisions. So long as any shares of Series A Preferred are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by the Delaware General Corporation Law) of the Series A Majority Holders:

(a) alter or change the rights, preferences or privileges of the Series A Preferred, including, but not limited to, the creation or authorization of any Series A Senior Securities;

(b) increase the size of the authorized number of Series A Preferred; or

(c) do any act or thing not authorized or contemplated by this Certificate of Incorporation which would result in taxation of the Series A Holders under Section

305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

If the Series A Majority Holders agree to allow this Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred, pursuant to this Section, so as to affect adversely the Series A Preferred, then this Corporation will deliver notice of such approved alteration or change to the Series A Holders that did not vote in favor of such alteration or change (the "**Series A Dissenting Holders**"), and each Series A Dissenting Holder shall thereafter have the right for a period of 30 days after the date of such notice to convert all, but not less than all, of the shares of Series A Preferred held by such Series A Dissenting Holder into shares of Common Stock pursuant to the terms of this Certificate of Incorporation as such terms exist prior to such alteration or change. Any shares of Series A Preferred not so converted shall thereafter subject to the approved alteration or change of the rights, preferences or privileges of the Series A Preferred.

9. Status of Converted Stock. Whenever any shares of Series A Preferred are converted pursuant to Section C(5), the shares so converted shall be canceled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be issuable by this Corporation as Series A Preferred.

10. Definitions. As used in this Section C of this Article FOURTH, the following terms shall have the following meanings:

"**Additional Shares of Common Stock**" shall mean all shares of Common Stock issued (or, pursuant to Section C(5)(d)(ii), deemed to be issued) by this Corporation after the Series A Original Issue Date, other than shares of Common Stock issued or issuable:

(i) upon conversion of shares of Series A Preferred;

(ii) to officers, directors or employees of, or financial advisors or other consultants to, this Corporation pursuant to a Plan or Plans or pursuant to any acquisition, financing or other written agreement so long as any such Plan or written agreement has been approved by the Board of Directors;

(iii) as a dividend or distribution on Series A Preferred;

(iv) upon conversion of shares of Series B Preferred;

(v) as a dividend or distribution on Series B Preferred;

(vi) upon exercise of any warrant granted in connection with the issuance of the Series B Preferred;

(vii) upon exercise or conversion of any Options or Convertible Securities issued in connection institutional loan agreement, line of credit or other financing arrangement approved by the Series B Majority Holders; and

(viii) upon exercise or conversion of any other Options or Convertible Securities with respect to which the Series A Majority Holders have waived the right of the Series A Preferred to a Series A Conversion Value adjustment pursuant to the terms of this Certificate of Incorporation.

"Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the subject Person. For purposes of the term "Affiliate," the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise.

"Alternative Stock Exchange" means any other national stock exchange or the NASDAQ National Market or the NASDAQ Smallcap Market.

"Board of Directors" means the Board of Directors of this Corporation.

"Common Stock" shall mean the common stock, par value $0.001 per share, of this Corporation.

"Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock, Series A Preferred or Series B Preferred) or other securities convertible into or exchangeable for Common Stock.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Freely Tradeable" means, with respect to the Common Stock issuable upon the conversion or redemption of or, if relevant, on the payment of a dividend upon the Series A Preferred, that under the Securities Act the holders thereof may then offer and sell any amount of such outstanding securities to the public in the United States in transactions that are not brokers' transactions (as defined in the Securities Act) either (i) pursuant to an effective registration statement then in effect or (ii) pursuant to Rule 144(k) under the Securities Act. For purposes of determining whether such securities are Freely Tradeable, it shall be assumed that no affiliate of the issuer has ever held such securities from and after their issuance.

"Fundamental Change" means

(a) any consolidation or merger of this Corporation or any Subsidiary with or into another entity (other than a merger or consolidation of a Subsidiary into this Corporation or a wholly-owned Subsidiary) that has been approved by the Board of Directors where the stockholders of this Corporation immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving entity of such consolidation or merger immediately following such transaction; or

(b) the acquisition by a Person or entity or group of Persons or entities acting in concert as a partnership, limited partnership, syndicate or group, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or

otherwise approved or consented to by the Board of Directors, of beneficial ownership of securities of this Corporation representing 50% or more of the combined voting power of the outstanding voting securities of this Corporation ordinarily (and apart from voting rights accruing in special circumstances) having the right to vote in the election of directors other than any such acquisition that arises from a transfer of outstanding securities of this Corporation that have voting power and not through action taken by this Corporation or any Subsidiary.

"**Market Price**" means with respect to any security on any date the VWAP of such security for such date on the Principal Market, as reported by Bloomberg Financial, L.P.

"**Options**" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (other than warrants granted in connection with the issuance of the Series B Preferred).

"**Plan**" shall mean a written stock grant, option plan or purchase plan or other employee stock incentive program.

"**Person**" means any individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

"**Principal Market**" means the NASD OTC Bulletin Board or any Alternative Stock Exchange on which the Common Stock is listed for trading which at such time constitutes the principal securities market for the Common Stock.

"**Property**" means any kind of property or asset, whether real, personal, mixed, or tangible or intangible, and any interest therein.

"**Securities Act**" means the Securities Act of 1933, as amended.

"**Series A Original Issue Date**" shall mean January 28, 2005.

"**Series A Majority Holders**" means at any time the Holders of outstanding shares of Series A Preferred which shares constitute a majority of the outstanding shares of Series A Preferred.

"**Series A Preferred Breach**" means any one of the following events:

(1) any Fundamental Change;

(2) this Corporation fails to declare or pay in full any dividend payable on the shares of Series A Preferred on the applicable Dividend Payment Date, and such failure is not cured with 30 days, or fails to issue, within three Trading Days, any Shares of Common Stock due upon the due conversion or redemption of any share of Series A Preferred;

(3) the adoption of any amendment to this Certificate of Incorporation of this Corporation (other than (A) any such amendment which has been approved by the Series A Majority Holders or (B) any Certificate of Designations for a series of preferred stock of this Corporation which (i) has been approved by the Series A Majority Holders or (ii) creates any stock which is a Junior Security) which materially and adversely affects the rights of the Series A Holders or the taking of any other action by this Corporation which materially and adversely affects the rights of the Series A Holders;

(4) this Corporation (A) fails to comply with any provision of Sections C(2)(b), C(4) or C(8) or (B) fails to comply in any material respect with Section 2 of the Subscription Agreement, and such breach continues for a period of 30 days after notice thereof to this Corporation from any Series A Holder;

(5) any written representation or warranty of this Corporation made in or pursuant to any Series A Transaction Document shall be false or misleading in any material respect when made or deemed made; or

(6) this Corporation or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall admit in writing its inability generally to pay its debts as they become due.

"**Series A Transaction Documents**" means, individually or collectively, the Subscription Agreements, this Certification of Incorporation, and each other instrument statement or certificate given in writing in connection herewith or therewith.

"**Series B Preferred** shall have the meaning set forth in Section D of this ARTICLE FOURTH

"**Subscription Agreement**" means the Subscription Agreement, dated as of January 28, 2005, by and between this Corporation and the original holder pursuant to which the shares of Series A Preferred were issued.

"**Subsidiary**" of any Person means any corporation of which at least a majority of the shares of stock having by the terms thereof ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have voting power by reason of the happening of any contingency) is directly or indirectly owned or controlled by any one of or any combinations of this Corporation or one or more of its Subsidiaries.

"**Target Price**" means 115% of the Series A Conversion Value at the time in effect.

"**Trading Day**" means any day (other than a Saturday or Sunday) on which the American Stock Exchange or the Alternative Stock Exchange, as the case may be, is open for business.

"**VWAP**" of any security on any Trading Day means the volume-weighted average closing price of such security on such Trading Day on the Principal Market, as reported by Bloomberg Financial, L.P. (based on a Trading Day from 9:30 a.m., Eastern Time, to 4:00 p.m., Eastern Time), using the AQR Function, for such Trading Day; *provided, however,* that during any period the VWAP is being determined, the VWAP shall be subject to adjustments acceptable to the Majority Holders for stock splits, stock dividends, combinations, and capital reorganizations, as applicable.

D. SERIES B CONVERTIBLE PREFERRED STOCK

1. Designation and Amount. Twelve Million (12,000,000) shares of the Twenty-Five Million (25,000,000) authorized shares of Preferred Stock of this Corporation are designated as shares of Series B Convertible Preferred Stock (the "**Series B Preferred**"). The Series B Preferred will be issued at a purchase price equal to $3.80 per share (the "**Series B Original Issue Price**"). The holders of record of the Series B Preferred are sometimes referred to herein as the "**Series B Holders**." Capitalized terms used herein without definition shall have the respective meanings given them in Section D(12) below.

2. Dividends.

(a) Subject to Section D(2)(a)(2) below, the Series B Holders of record, as of the Record Date (as defined below) therefor, shall be entitled to receive cumulative dividends on the Series B Preferred at a rate equal to 6% of the Series B Original Issue Price annually (the "**Series B Dividend Rate**"), payable annually in arrears in additional shares of Series B Preferred. The Series B Preferred shares paid pursuant to the foregoing dividend will be valued at the Series B Original Issue Price.

(1) Prior to each Series B Dividend Payment Date (as defined below), this Corporation shall (A) give notice to the Series B Holders on or any time prior to the applicable Series B Dividend Payment Date of the dividend payable on the Series B Preferred, and (B) deliver, or cause to be delivered, by the third Trading Day after such Series B Dividend Payment Date to each Series B Holder of record at the close of business on the Record Date for such dividend a stock certificate that evidences the number of shares of Series B Preferred Stock arrived at in accordance with Section D(2)(a).

(2) Dividends on the Series B Preferred shall cease to accrue, and all accrued but unpaid dividends shall be paid in kind, by the third Trading Day after the first day on which the Market Price of a share of the Corporation's Common Stock listed on a Principal Market is at least three (3) times the Original Series B Purchase Price for at least five (5) consecutive Trading Days.

Shares of the Series B Preferred issued in payment of dividends on the Series B Preferred pursuant to this Section shall be, and for all purposes shall be deemed to be, validly issued, fully paid and nonassessable shares of Series B Preferred and shall be entitled to receive and be paid dividends in accordance with this Section D(2); the issuance and delivery thereof is hereby authorized; and the dispatch in full thereof will be, and for all purposes shall be deemed to be, payment in full of the cumulative dividends to which holders are entitled on the applicable Series B Dividend Payment Date.

(b) All dividends shall accrue on any given share of Series B Preferred from the most recent date on which a dividend has been paid with respect to such share of Series B Preferred or, if no dividends have been paid, from the date of original issuance of such share of Series B Preferred. All dividends shall accrue from day to day, whether or not declared, based on the actual number of days elapsed and shall be payable annually in arrears on the anniversary of the Series B Measurement Date each year (each a "**Series B Dividend Payment Date**"), commencing on the first anniversary of the Series B Measurement Date; *provided*, that if a Series B Dividend Payment Date is not a Trading Day, then the dividend shall be payable on the first immediately succeeding Trading Day and *further provided*, that in the event of a Distribution or Fundamental Change, all accrued dividends shall be paid prior to such Distribution or Fundamental Change, regardless of whether the date on which such dividends are paid is a Series B Dividend Payment Date. Dividends shall be paid to the holders of record of the Series B Preferred as their names appear on the stock transfer records of this Corporation on the date (the "**Series B Record Date**") designated by the Board of Directors as the date of record for the payment of such dividend; and, *further provided*, that such Series B Record Date may not precede the date upon which the resolution fixing the Series B Record Date is adopted and may not be more than sixty (60) days prior to the Series B Dividend Payment Date.

(c) The Series B Preferred shall participate on an as-converted basis in any dividend declared or paid with respect to the Common Stock, other than dividends paid solely in additional shares of Common Stock for which an adjustment to the Series B Conversion Value has been made in accordance with Section D(5)(e) of this ARTICLE FOURTH

(d) No dividends may be paid or set apart for such payment on any Series B Junior Securities (as defined below) and no Series B Junior Securities may be repurchased or otherwise retired for value nor may funds be set apart for payment with respect thereto, if dividends have not been paid in kind in full on the Series B Preferred as provided in this Section D(2).

3. Rank. The Series B Preferred shall rank (i) junior to any additional class or series of capital stock that has been approved as senior to the Series B Preferred by the Series B Majority Holders (any such addition classes or series, collectively, the "**Series B Senior Securities**"), and (ii) senior to (a) all shares of the Common Stock and the Series A Preferred and (b) any additional class or series of capital stock of this Corporation hereafter created other than those approved as being senior to the Series B Preferred by the Series B Majority Holders (the Common Stock, the Series A Preferred and any such additional classes or series of capital stock, collectively, the "**Series B Junior Securities**"), in each case, as to any distribution of assets upon any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "**Distributions**").

4. Liquidation Preference.

(a) If any Distribution occurs, the Series B Holders shall be entitled to receive, first any and all accrued dividends (whether or not declared) such that the shares of Series B Preferred issued to such Series B Holders with respect to such dividends include all dividends accrued through the date of such Distribution, and second, prior in preference to any Distribution to the holders of the Series B Junior Securities, an amount per share equal to the Series B Original Issue Price. If upon any such Distribution, and after payment in full of any amounts due the creditors of this Corporation, the assets available to be distributed to the Series B Holders shall be insufficient to pay to the Series B Holders the full preferential amounts due to the Series B Holders, then the entire assets of this Corporation legally available for distribution shall be distributed among the Series B Holders pro rata.

(b) Upon the completion of the Distribution required by Section D(4)(a), if assets remain in this Corporation, (i) assets shall be distributed to holders of Series A Preferred in accordance with this Certificate of Incorporation, and (ii) thereafter, any remaining assets shall be distributed to the holders of the Series B Preferred and the Common Stock, pro-rata on an as-converted basis.

(c) At the option of each Series B Holder, (i) a sale, conveyance or disposition of all or substantially all the assets of this Corporation to any entity other than an Affiliate of this Corporation (a "**Liquidating Transaction**") or (ii) any Fundamental Change shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section D(4); *provided*, that any Liquidating Transaction or any Fundamental Change that a Series B Holder elects in writing not to treat as a liquidation, dissolution or winding up of this Corporation shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section D(4)(c), but instead shall be subject to Section D(5)(f). Any Series B Holder as to which any Liquidating Transaction or any Fundamental Change is treated as a liquidation, dissolution or winding up of this Corporation under this Section D(4)(c) is referred to herein as a "**Series B Liquidating Holder**."

(d) Prior to the closing of a transaction described in Section D(4)(c) which would constitute a Liquidating Transaction or a Fundamental Change, this Corporation shall either (i) make all cash distributions it is required to make to the Series B Liquidating Holders pursuant to the first sentence of Section D(4)(a), (ii) set aside sufficient funds from which the cash distributions required to be made to the Series B Liquidating Holders can be made or (iii) establish an escrow or other similar arrangement with a third party pursuant to which the proceeds payable to this Corporation from a sale of all or substantially all the assets of this Corporation will be used to make the liquidating payments to the Series B Liquidating Holders immediately after the consummation of such sale. If this Corporation has not fully complied with any of the foregoing alternatives, this Corporation shall either: (x) cause such closing to be postponed until such cash distributions have been made or (y) cancel such transaction, in which event the rights of the Series B Holders or other arrangements shall be the same as existing immediately prior to such proposed transaction.

5. Conversion. The holders of Series B Preferred have conversion rights (the "**Series B Conversion Rights**") as follows:

(a) Right to Convert. At any time after the date of issuance of such share of Series B Preferred, each share of Series B Preferred shall be convertible into a share or shares of Common Stock at the office of this Corporation or any transfer agent for the Series B Preferred, without the payment of any additional consideration at the option of the Series B Holder thereof, into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Series B Original Issue Price by the conversion value per share in effect for each share of Series B Preferred (the **"Series B Conversion Value"**) at the time of conversion. The Series B Conversion Value shall initially be equal to the Series B Original Issue Price and shall be adjusted from time to time pursuant to the provisions of Section D(5)(d) and Section D(5)(e) and shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock into which a share of Series B Preferred is convertible is hereinafter referred to as the **"Series B Conversion Rate."**

(b) Mechanics of Conversion.

(i) Before any holder of Series B Preferred shall be entitled to convert such shares into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series B Preferred, as the case may be, and shall give written notice to this Corporation at such office that such holder elects to convert the same. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to such holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, this Corporation shall pay cash equal to such fraction multiplied by the then effective Series B Conversion Value.

(iii) This Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred pursuant to this Section D(5). This Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involving the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to this Corporation the amount of any tax or has established, to the satisfaction of this Corporation, that such tax has been paid.

(c) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common

Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all authorized shares of Series B Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred, this Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(d) Adjustments to Series B Conversion Value for Dilutive Issuances.

(i) No Adjustment of Conversion Price. No adjustment in the Series B Conversion Value shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by this Corporation is less than the Series B Conversion Value in effect on the date of, and immediately prior to, such issue. No adjustment in the Series B Conversion Value shall be made pursuant to Section D(5)(d)(iv) as a result of any stock dividend or subdivision which causes an adjustment in the Series B Conversion Value pursuant to Section D(5)(e) or any event which is subject to the provisions of Section D(5)(f).

(ii) Deemed Issuance of Additional Shares of Common Stock. If this Corporation at any time or from time to time after the Series B Measurement Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section D(5)(d)(iv)) of such Additional Shares of Common Stock would be less than the Series B Conversion Value in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and *provided, further,* that in any case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in the Series B Conversion Value shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to this Corporation, or any increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series B Conversion Value computed upon the original issue of such Options or Convertible Securities (or upon the occurrence of a record date with respect to the issuance of such Options or Convertible Securities), and any subsequent adjustments based thereon shall, upon any such increase or

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decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

(C) on the expiration or cancellation of any Options or the termination of the right to convert or exchange any Convertible Securities which shall have not been exercised, if the Series B Conversion Value shall have been adjusted upon the original issuance of such Options or Convertible Securities or shall have been subsequently adjusted pursuant to clause (B) above, the Series B Conversion Value shall be recomputed as if:

(1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by this Corporation for the issuance of all such Options, whether or not exercised, plus the consideration actually received by this Corporation upon such exercise, if any, or for the issuance of all such Convertible Securities, whether or not actually converted or exchanged, plus the consideration actually received by this Corporation upon such conversion or exchange, if any; and

(2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise of such Options were issued at the time of issuance of such Options and the consideration received by this Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by this Corporation for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by this Corporation upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clauses (B) and (C) above shall have the effect of increasing the Series B Conversion Value to an amount which exceeds the lower of (i) the Original Purchase Price and (ii) the Series B Conversion Value that would have resulted from any issuance of Additional Shares of Common Stock between the Series B Measurement Date and the date of such readjustment.

(iii) Adjustment of Series B Conversion Value Upon Issuance of Additional Shares of Common Stock. If this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section D(5)(d)(ii)) without consideration or for a consideration per share less than the Series B Conversion Value in effect on the date of and immediately prior to such issuance, then and in such event, the Series B Conversion Value shall be reduced, concurrently with such issuance, to a price (calculated to the nearest one cent) determined by dividing (A) an amount equal to the sum of (w) the number of shares of Common Stock outstanding immediately prior to such issue (determined on a fully-diluted basis; i.e., treating as issued and outstanding all shares of Common Stock issuable upon exercise, exchange or conversion of all outstanding options (to the extent then vested or exercisable), warrants or other securities exercisable or exchangeable for or convertible into, directly or indirectly, shares of Common Stock) multiplied by the then existing

Series B Conversion Value, plus (x) the consideration, if any, received by this Corporation (or deemed to have been received by this Corporation) upon such issue of Additional Shares of Common Stock, by (B) the sum of (Y) the number of shares of this Corporation's issued and outstanding Common Stock on a fully-diluted basis immediately before the issuance of such Additional Shares of Common Stock and (z) the number of shares of Additional Shares of Common Stock that were issued (or deemed to have been issued) in the transaction to which this Section D(5)(d)(iii) applies. Notwithstanding the foregoing provisions of this Section, if the operation of the foregoing provisions shall result in a new Series B Conversion Value which is less than or equal to the price paid or deemed to have been paid for such Additional Shares of Common Stock (the "**Additional Shares Issue Price**"), then the new Series B Conversion Value shall be the amount which is $0.001 more than the Additional Shares Issue Price. If such Additional Shares of Common Stock are issued for no consideration, then the Additional Shares Issue Price shall be deemed to be $0.001.

(iv) Determination of Consideration. For purposes of this Section 5(d), the consideration received by this Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by this Corporation;

(2) insofar as it consists of securities (i) if the securities are then traded on a national securities exchange, then the value shall be computed based on the average of the closing prices of the securities on such exchange or system over the 30-day period ending three days prior to receipt of such securities by this Corporation, (ii) if the securities are actively traded over-the-counter, then the value shall be computed based on the average of the closing bid prices over the 30-day period ending three days prior to the receipt of such securities by this Corporation, and (iii) if there is no active public market, then the value shall be computed based on the fair market value thereof on the date of receipt of such securities by this Corporation, as determined in good faith by the Board of Directors;

(3) insofar as it consists of property other than cash and securities, be computed at the fair market value thereof at the time of such issuance, as determined in good faith by the Board of Directors; and

(4) if Additional Shares of Common Stock are issued together with other shares or securities or other assets of this Corporation for consideration which covers both, be the proportion of such consideration so received for such Additional Shares of Common Stock, computed as provided in clauses (A)(1), (A)(2) and (A)(3) of this Section D(5)(d)(iv), in each case as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by this Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section D(5)(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

(1) the total amount, if any, received or receivable by this Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to this Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(2) the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustment to the Conversion Value due to Stock Split, Stock Dividend or Other Similar Event. If, prior to the conversion of all the Series B Preferred, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend or other similar event, the Series B Conversion Value shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Series B Conversion Value shall be proportionately increased.

(f) Adjustment Due to Consolidation, Merger, Exchange of Shares, Recapitalization, Reorganization or Other Similar Event. If, prior to the conversion of all the Series B Preferred, (i) there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock of this Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of this Corporation or another entity, or (ii) there occurs a sale of all or substantially all of this Corporation's assets that is not deemed to be a liquidation, dissolution or winding up of this Corporation pursuant to Section D(4)(c), then the Series B Holders thereafter shall have the right to receive upon conversion of the shares of Series B Preferred held by them, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, (i) such stock, securities and/or other assets which the Series B Holders would have been entitled to receive in such transaction had the Series B Preferred, together with all unpaid and accrued dividends thereon (whether or not earned or declared), been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Series B Holders to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Series B Conversion Value and the Series B Conversion Rate) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

(g) Adjustment upon Authorization of Shares under a Plan. If prior to the date that is fourteen (14) months after the Series B Measurement Date, the Corporation amends any Plan to authorize an increase in, or creates any new Plan that authorizes, shares subject to the Plan in excess of the 6,500,000 shares currently authorized pursuant to the Corporation's Plans as of the date of this Certificate of Incorporation (without regard to the

consent of the Series B Majority Holders in connection with such amendment or creation), up to an aggregate of 2,293,465 additional shares (each such amendment or creation, a "**Plan Increase**"), then the Series B Conversion Value in effect at the time of such Plan Increase will be reduced by multiplying such Series B Conversion Value by a fraction, the numerator of which shall be the percentage ownership of the Corporation's shares represented by the Series B Preferred on a fully-diluted, as-converted basis immediately after such Plan Increase and the denominator of which shall be the percentage ownership of the Corporation's shares represented by the Series B Preferred on a fully-diluted, as-converted basis immediately prior to such Plan Increase. For the avoidance of doubt, if the Corporation undertakes a Plan Increase (subject to approval by the Series B Majority Holders) (i) after the date that is fourteen (14) months after the Series B Measurement Date, no adjustment to the Series B Conversion Value shall occur, or (ii) on or prior to the date that is fourteen (14) months after the Series B Measurement Date, no further adjustment to the Series B Conversion Value shall occur with respect to increases in shares in excess of the 2,293,465 shares referred to above.

(h) Certificates as to Adjustments. Upon each adjustment or readjustment of the Series B Conversion Value pursuant to Sections D(5)(d), (e) and (f) above, this Corporation at its expense promptly shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred a certificate of the Chief Financial Officer of this Corporation setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the then effective Series B Conversion Value, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each share of such Series B Preferred.

(i) No Impairment. This Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate to protect the Series B Conversion Rights against impairment.

6. Mandatory Conversion by Corporation.

(a) If:

(i) the shares of Common Stock to be issued on any mandatory conversion of shares of the Series B Preferred pursuant to this Section D(6) are Freely Tradeable,

(ii) the Common Stock is listed on a Principal Market and trading on such market or exchange shall not have been suspended, and

(iii) no Series B Preferred Breach or any event which, with the notice or passage of time, or both, would become an Series B Preferred Breach has occurred and is continuing,

then this Corporation may, at its option, cause all of the outstanding Series B Preferred to be converted into shares of Common Stock, in accordance with Section D(6)(b), at any time and from time to time, if the Market Price of the Common Stock for any five (5) consecutive Trading Days prior to the giving of the notice referred to in Section D(6)(c) below equaled or exceeds the Target Price.

(b) The Series B Preferred shall be convertible, at the option of the Series B Majority Holders, at any time and from time to time, and without the payment of additional consideration by the holder thereof.

(c) Each share of Series B Preferred plus the amount of any accrued and unpaid dividends thereon (whether or not earned or declared) on the Series B Preferred shall be converted into a number of shares of Common Stock equal to the Series B Conversion Rate in effect at the time of such conversion.

Subject to the provisions of the Delaware General Corporation Law, no fractional shares of Common Stock shall be issued on the mandatory conversion, but the number of shares shall be rounded up or down to the nearest whole number. The amount of any accrued and unpaid dividends that this Corporation elects to pay in cash shall be promptly sent to the holder thereof by means of check or other means provided by this Corporation

(d) This Corporation shall give thirty (30) days notice of its intent to convert in accordance with this Section no later than five (5) calendar days from the end of the five (5) day period described above Upon the giving of the notice referred to above, this Corporation shall be bound to convert the Series B Preferred as to which notice has been provided. During such notice period, holders of the Series B Preferred will retain their right to convert their shares of Series B Preferred in accordance with Section D(5).

7. Voting Rights. (a) In addition to any rights of the Series B Preferred with respect to voting as a class under the Delaware General Corporation Law, and in addition to the rights of the Series B Holders set forth in Section D(7)(b) below, the Series B Holders shall vote as one class together with the Common Stock, and each Series B Holder shall have the number of votes equal to the number of shares into which the shares of Series B Preferred held by such Series B Holder may be converted pursuant to Section D(5), and the Series B Holders shall be entitled to vote or otherwise participate in any proceeding in which actions shall be taken by this Corporation or the stockholders thereof or be entitled to notification as to any meeting of the stockholders.

(b) The Series B Majority Holders shall have the right to elect two members of the Corporation's Board of Directors and such members shall have the right, but not the obligation, to sit on the Corporation's Compensation Committee and Audit Committee. This Corporation shall reimburse all non-employee directors for their reasonable expenses to attend

meetings of the Board of Directors. Any Series B Holder shall be granted observer rights with respect to all meetings of the Board of Directors upon written request to the Corporation.

8. Protective Provisions. So long as at least 3,275,000 shares of Series B Preferred are outstanding (subject to adjustment as provided in this Certificate of Incorporation, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by the Delaware General Corporation Law) of the Series B Majority Holders:

(i) enter into any sale of all or substantially all of its assets, or Fundamental Change, or any liquidation or winding up of the Company, in each case where such transaction or event results in net proceeds, on a per share basis, received by each Series B Holder of less than three times the Series B Original Issue Price;

(ii) amend this Certificate of Incorporation or the Corporation's bylaws in a manner adverse to the Series B Preferred;

(iii) authorize or designate any equity security senior to or on parity with the Series B Preferred or any additional shares of Series B Preferred;

(iv) issue any Additional Shares of Common Stock or any shares of Preferred Stock, or any Options or Convertible Securities;

(v) incur any indebtedness in excess of $4 million for working capital purposes, excluding warehouse credit facilities;

(vi) increase the number of shares issuable pursuant to any Plan or create or authorize any new Plan;

(vii) pay any dividend on or purchase, redeem or otherwise acquire any Series B Junior Securities; or

(viii) decrease or increase beyond nine (9) the authorized size of the Corporation's Board of Directors.

If the Series B Majority Holders agree to allow this Corporation to alter or change the rights, preferences or privileges of the shares of Series B Preferred, pursuant to this Section, so as to affect adversely the Series B Preferred, then this Corporation will deliver notice of such approved alteration or change to the Series B Holders that did not vote in favor of such alteration or change (the "**Series B Dissenting Holders**"), and each Series B Dissenting Holder shall thereafter have the right for a period of 30 days after the date of such notice to convert all, but not less than all, of the shares of Series B Preferred held by such Series B Dissenting Holder into shares of Common Stock pursuant to the terms of this Certificate of Incorporation as such terms exist prior to such alteration or change. Any shares of Series B Preferred not so converted shall thereafter subject to the approved alteration or change of the rights, preferences or privileges of the Series B Preferred.

9. Status of Converted Stock. Whenever any shares of Series B Preferred are converted pursuant to Section D(5), the shares so converted shall be canceled, shall return to the

status of authorized but unissued preferred stock of no designated series, and shall not be issuable by this Corporation as Series B Preferred.

10. Redemption. (a) Shares of Series B Preferred shall be redeemed by the Corporation out of funds lawfully available therefor at a price per share equal to the greater of (A) the Series B Original Issue Price per share, plus the value of all declared but unpaid dividends thereon or (B) the fair market value of a share of Series B Preferred on the date on which notice requesting redemption is delivered in accordance with this Section D(10) (the "**Redemption Price**"), in two annual installments commencing 90 days after receipt by the Corporation at any time on or after the fifth anniversary of the Series B Measurement Date, from the Series B Majority Holders, of written notice requesting redemption of all shares of Series B Preferred (the date of each such installment being referred to as a "**Redemption Date**"). For purposes of this Section D(10), the fair market value of a share of Series B Preferred shall be determined by an expert selected by mutual consent of the Board of Directors and the Series B Majority Holders (or, if the Board of Directors and such holders are not able to agree on a single expert within 30 days after the date on which notice requesting redemption is delivered, then by a committee of three experts, one selected by the Board of Directors within 10 days after the expiration of the 30 day period referenced above, one selected by the Series B Majority Holders within 10 days after the expiration of the 30 day period referenced above, and one selected by the other two experts within 10 days of the selection of such experts), based upon all factors such expert or experts deem relevant, including, without limitation, the current financial position and current and historical operating results of the Corporation and the sales prices of recent transactions in the Common Stock. The Corporation shall bear the costs of determining the fair market value of the Series B Preferred including, without limitation, the fees and expenses of the expert or experts making such determination. On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series B Preferred owned by each Series B Holder, that number of outstanding shares of Series B Preferred determined by dividing (i) the total number of shares of Series B Preferred outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Series B Preferred and of any other class or series of stock to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each Series B Holder's redeemable shares of such stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and, as soon as practicable after the Corporation has funds legally available therefor, shall redeem the remaining shares to have been redeemed at a price per share equal to the original Redemption Price plus interest thereon at the rate of 15% per annum, payable on a quarterly basis, from the Redemption Date to the date on which redemption occurs.

(i) Redemption Notice. Written notice of the mandatory redemption (the "**Redemption Notice**") shall be mailed, postage prepaid, to each Series B Holder, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, not less than 30 days prior to each Redemption Date. Each Redemption Notice shall state:

(1) the number of shares of Series B Preferred held by the Series B Holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(2) the Redemption Date and the Redemption Price (together with a summary of the factors considered by the expert or experts in determining the fair market value of the Series B Preferred);

(3) the date upon which the Series B Holder's right to convert such shares terminates; and

(4) that the Series B Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series B Preferred to be redeemed.

(ii) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series B Preferred to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section D(5) hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series B Preferred represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series B Preferred shall promptly be issued to such holder.

(iii) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series B Preferred to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred so called for redemption shall not have been surrendered, dividends with respect to such shares of Series B Preferred shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

(b) Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series B Preferred following redemption.

11. Right of First Refusal. If at any time after the date of this Certificate of Incorporation, so long as at least 3,275,000 shares of Series B Preferred remains outstanding, the Corporation proposes to issue any Series B Junior Securities, including but not limited to any Additional Shares of Common Stock (collectively, **"New Securities"**), the Corporation shall first

make an offering of such New Securities to each Series B Holder in accordance with the following provisions of this Section D(11). A Series B Holder shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and Affiliates in such proportions as it deems appropriate.

(a) The Corporation shall deliver a written notice (the "**Offer Notice**") to each of the Series B Holders stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By written notification received by the Corporation, within twenty (20) calendar days after mailing of the Offer Notice, each Series B Holder may elect to purchase or obtain up to that portion of such New Securities, at the price and on the terms specified in the Offer Notice, which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series B Preferred (and any other securities convertible into, or otherwise exercisable or exchangeable for, shares of Common Stock) then held by such Series B Holder bears to the total number of shares of Common Stock of the Corporation issued and held, or issuable upon conversion of all Preferred Stock then held by all stockholders of the Corporation. The Corporation shall promptly, in writing, inform each Series B Holder that elects to purchase all the shares available to it (each, a "**Fully Exercising Holder**") of any other Series B Holder's failure to do likewise. During the ten (10) day period commencing after receipt of such information, each Fully Exercising Holder shall be entitled to obtain that portion of the New Securities for which Series B Holders were entitled to subscribe but which were not subscribed for by the Series B Holders which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Series B Preferred then held, by such Fully Exercising Holder bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Series B Preferred then held, by all Fully Exercising Holders who wish to purchase such unsubscribed shares.

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or obtained as provided in Section D(11)(b) hereof, the Corporation may, during the ninety (90) day period following the expiration of the period provided in Section D(11)(b) hereof, offer the remaining unsubscribed portion of such New Securities (collectively, the "**Refused Securities**") to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Corporation does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Series B Holders in accordance with this Section D(11).

(d) The right of first offer in this Section D(11) shall not be applicable to: (i) Common Stock issued or deemed issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a Plan; (ii) shares issued to the public in an underwritten public offering; (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the date hereof; (iv) securities issued in connection with any stock split or stock dividend of the Corporation; or (v) the issuance of securities in connection with a bona fide business acquisition of or by the Corporation,

whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise in each case approved by the Board of Directors of the Corporation.

(e) The right of first offer set forth in this Section D(11) may not be assigned or transferred except that (i) such right is assignable by each Series B Holder to any Affiliate of such Series B Holder, and (ii) such right is assignable by any Series B Holder to any other Series B Holder.

12. Definitions. As used in this Section D of this Article FOURTH, the following terms shall have the following meanings:

"Additional Shares Issue Price" shall have the meaning set forth in Section D(5)(d)(iii).

"Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section D(5)(d)(ii), deemed to be issued) by this Corporation after the Series B Measurement Date, other than shares of Common Stock issued or issuable:

(i) upon conversion of shares of Series A Preferred;

(ii) to officers, directors or employees of, or financial advisors or other consultants to, this Corporation pursuant to a Plan or Plans or pursuant to any acquisition, financing or other written agreement so long as any such Plan or written agreement has been approved by the Board of Directors;

(iii) as a dividend or distribution on Series A Preferred;

(iv) upon conversion of shares of Series B Preferred;

(v) as a dividend or distribution on Series B Preferred;

(vi) upon exercise of any warrant granted in connection with the issuance of the Series B Preferred;

(vii) upon exercise or conversion of any Convertible Security issued in connection institutional loan agreement, line of credit or other financing arrangement approved by the Series B Majority Holders; upon exercise or conversion of any Options or Convertible Securities issued in connection institutional loan agreement, line of credit or other financing arrangement approved by the Series B Majority Holders; and

(viii) upon exercise or conversion of any other Options or Convertible Securities with respect to which the Series B Majority Holders have waived the right of the Series B Preferred to a Series B Conversion Value adjustment pursuant to the terms of this Certificate of Incorporation.

"Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common

control with, the subject Person. For purposes of the term "Affiliate," the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise.

"Board of Directors" means the Board of Directors of this Corporation.

"Common Stock" shall mean the common stock, par value $0.001 per share, of this Corporation.

"Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock, Series A Preferred or Series B Preferred) or other securities convertible into or exchangeable for Common Stock.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Freely Tradeable" means, with respect to the Common Stock issuable upon the conversion or redemption of or, if relevant, on the payment of a dividend upon the Series B Preferred, that under the Securities Act the holders thereof may then offer and sell any amount of such outstanding securities to the public in the United States in transactions that are not brokers' transactions (as defined in the Securities Act) either (i) pursuant to an effective registration statement then in effect or (ii) pursuant to Rule 144(k) under the Securities Act. For purposes of determining whether such securities are Freely Tradeable, it shall be assumed that no affiliate of the issuer has ever held such securities from and after their issuance.

"Fundamental Change" means

(a) any consolidation or merger of this Corporation or any Subsidiary with or into another entity (other than a merger or consolidation of a Subsidiary into this Corporation or a wholly-owned Subsidiary) that has been approved by the Board of Directors where the stockholders of this Corporation immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving entity of such consolidation or merger immediately following such transaction; or

(b) the acquisition by a Person or entity or group of Persons or entities acting in concert as a partnership, limited partnership, syndicate or group, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise approved or consented to by the Board of Directors, of beneficial ownership of securities of this Corporation representing 50% or more of the combined voting power of the outstanding voting securities of this Corporation ordinarily (and apart from voting rights accruing in special circumstances) having the right to vote in the election of directors other than any such acquisition that arises from a transfer of outstanding securities of this Corporation that have voting power and not through action taken by this Corporation or any Subsidiary.

"Market Price" means with respect to any security on any date the VWAP of such security for such date on the Principal Market, as reported by Bloomberg Financial, L.P.

"**Options**" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (other than warrants granted in connection with the issuance of the Series B Preferred), including options or grants pursuant to any Plan.

"**Plan**" shall mean a written stock grant, option plan or purchase plan or other employee stock incentive program.

"**Person**" means any individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

"**Principal Market**" means the New York Stock Exchange or the NASDAQ National Market.

"**Property**" means any kind of property or asset, whether real, personal, mixed, or tangible or intangible, and any interest therein.

"**Securities Act**" means the Securities Act of 1933, as amended.

"**Series A Preferred**" shall have the meaning set forth in Section C of this ARTICLE FOURTH.

"**Series B Majority Holders**" means at any time the Holders of outstanding shares of Series B Preferred which shares constitute a majority of the outstanding shares of Series B Preferred.

"**Series B Measurement Date**" shall mean December 31, 2005.

"**Series B Preferred Breach**" means any one of the following events:

(1) any Fundamental Change;

(2) this Corporation fails to declare or pay in kind in full any dividend payable on the shares of Series B Preferred on the applicable Dividend Payment Date, and such failure is not cured with 30 days, or fails to issue, within three Trading Days, any Shares of Common Stock due upon the due conversion or redemption of any share of Series B Preferred;

(3) the adoption of any amendment to this Certificate of Incorporation of this Corporation (other than (A) any such amendment which has been approved by the Series B Majority Holders or (B) any Certificate of Designations for a series of preferred stock of this Corporation which (i) has been approved by the Series B Majority Holders or (ii) creates any stock which is a Junior Security) which materially and adversely affects the rights of the Series B Holders or the taking of any other action by this Corporation which materially and adversely affects the rights of the Series B Holders;

(4) this Corporation (A) fails to comply with any provision of Section D(2)(b), D(4) or D(8) or (B) fails to comply in any material respect with its obligations pursuant to the Securities Purchase Agreement, and such breach continues for a period of 30 days after notice thereof to this Corporation from any Series B Holder;

(5) any written representation or warranty of this Corporation made in or pursuant to any Series B Transaction Document shall be false or misleading in any material respect when made or deemed made; or

(6) this Corporation or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall admit in writing its inability generally to pay its debts as they become due.

"**Series B Transaction Documents**" means, individually or collectively, the Securities Purchase Agreement, this Certificate of Incorporation, and each other instrument statement or certificate given in writing in connection herewith or therewith.

"**Securities Purchase Agreement**" means the Securities Purchase Agreement, dated as of December 31, 2005, by and between this Corporation and the original Series B Holders to which the shares of Series B Preferred were issued.

"**Subsidiary**" of any Person means any corporation of which at least a majority of the shares of stock having by the terms thereof ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have voting power by reason of the happening of any contingency) is directly or indirectly owned or controlled by any one of or any combinations of this Corporation or one or more of its Subsidiaries.

"**Target Price**" means five (5) times the Series B Original Issue Price.

"**Trading Day**" means any day (other than a Saturday or Sunday) on which the Principal Market is open for business.

"**VWAP**" of any security on any Trading Day means the volume-weighted average closing price of such security on such Trading Day on the Principal Market, as reported by Bloomberg Financial, L.P. (based on a Trading Day from 9:30 a.m., Eastern Time, to 4:00 p.m., Eastern Time), using the AQR Function, for such Trading Day; *provided, however,* that during any period the VWAP is being determined, the VWAP shall be subject to adjustments acceptable to the Series B Majority Holders for stock splits, stock dividends, combinations, and capital reorganizations, as applicable.

FIFTH. No director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived any improper personal benefit. In the event that the Delaware General Corporation Law at any time authorizes corporate action further eliminating or limiting the personal liability of directors of this Corporation, then the liability of each director of this Corporation shall be eliminated or limited to the fullest and most complete extent permitted by the Delaware General Corporation Law.

Any repeal or modification of this article by the stockholders of this Corporation shall not adversely affect any right or protection of any director of this Corporation existing at the time of such repeal or modification.

SIXTH. Subject to any vote required by the terms of this Certificate of Incorporation, this Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision specified in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at any such time then in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

SEVENTH. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

EIGHTH. All of the powers of this Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of directors of this Corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the bylaws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal bylaws made by the Board of Directors.

NINTH. In the event that all shares of Series B Preferred are converted into Common Stock pursuant to the terms of Section D(6) of ARTICLE FOURTH, the initial holders of a majority of the shares of Common Stock issued upon such conversion shall have the right to elect two members of the Corporation's Board of Directors and such members shall have the right, but not the obligation, to sit on the Corporation's Compensation Committee and Audit Committee. This Corporation shall reimburse all non-employee directors for their reasonable expenses to attend meetings of the Board of Directors. Any initial holder of shares of Common Stock issued upon conversion of the Series B Preferred (but no subsequent holder thereof) shall be granted observer rights with respect to all meetings of the Board of Directors upon written request to the Corporation.

* * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 13th day of February 2006.

/s/ Louis Zehil, Secretary
Louis Zehil